Exhibit 99.1

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Delta names Gil West executive vice president and chief operating officer

West to succeed Steve Gorman effective March 1

ATLANTA, Feb. 7, 2014 – Delta Air Lines’ (NYSE: DAL) Board of Directors Friday approved the appointment of Wayne Gilbert “Gil” West to executive vice president and chief operating officer effective March 1, 2014. West will succeed Stephen E. Gorman who will retire after leading Delta’s operations divisions since 2007.

“Under Gil’s leadership since joining Delta in 2008, ACS and TechOps have achieved double-digit percentage improvements in key operational performance metrics,” CEO Richard Anderson said in a memo to Delta employees. “His passion for Delta and Delta people runs high. Gil’s keen business acumen and drive for continuous improvement will ensure Delta sustains and builds on its operational momentum during 2014, despite a challenging start to the year, and into the future.”

“Delta has been fortunate to have Steve’s genuine servant leadership as our chief operating officer for nearly seven years and has seen, under his leadership, safety excellence along with significant gains in key operational and reliability metrics. He is the best,” Anderson added. “While it is hard to have Steve leave the Delta family, we respect his decision to retire after a hallmark career across the commercial transportation sector. His retirement comes at a time when Delta’s operational momentum will carry over naturally to Gil, who will continue to lead Delta toward improving our operation and customer experience.”

West joined Delta in 2008 as senior vice president – Airport Customer Service and was instrumental in leading operations integration work during Delta’s merger with Northwest Airlines and driving customer satisfaction improvements in Delta’s internal customer measurements as well as Net Promoter scores. In 2012, he assumed responsibility for leading the airline’s internal maintenance operations at Delta TechOps as well as its maintenance, repair and overhaul (MRO) provider business. In 2013, Delta TechOps achieved 119 days of zero maintenance-related flight cancels.

In the role of chief operating officer, West will continue to have oversight of Delta’s Airport Customer Service and Delta TechOps, in addition to Flight Operations; In-Flight Service; the Operations and Customer Center; Corporate Safety, Security and Compliance; Supply Chain Management; Delta Connection; Delta Private Jets and Delta Global Services.

Before joining Delta, West was president and chief executive officer of Laidlaw Transit Services.  Prior to that he served as CEO for a private equity firm, as president and COO of TIMCO Aviation Services and in leadership positions at Northwest Airlines, United Airlines and The Boeing Company.

Delta Air Lines serves nearly 165 million customers each year. This year, Delta was named the 2014 Airline of the Year by Air Transport World magazine, marking the first time in a decade that a North American-based carrier has earned the distinction. With an industry-leading global network, Delta and the Delta Connection carriers offer service to 322 destinations in 59 countries on six continents. Headquartered in Atlanta, Delta employs nearly 80,000 employees worldwide and operates a mainline fleet of more than 700 aircraft. The airline is a founding member of the SkyTeam global alliance and participates in the industry’s leading trans-Atlantic joint venture with Air France-KLM and Alitalia as well as a newly formed joint venture with Virgin Atlantic. Including its worldwide alliance partners, Delta offers customers more than 15,000 daily flights, with hubs in Amsterdam, Atlanta, Cincinnati, Detroit, Minneapolis-St. Paul, New York-LaGuardia, New York-JFK, Paris-Charles de Gaulle, Salt Lake City and Tokyo-Narita. Delta has invested billions of dollars in airport facilities and global products, services and technology to enhance the customer experience in the air and on the ground. Additional information is available on delta.com, Twitter @Delta, Google.com/+Delta, Facebook.com/delta and Delta’s blog takingoff.delta.com